UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 17, 2013

INSYS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35902	51-0327886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 South Ellis St., Chandler, Arizona	85224
(Address of Principal Executive Offices)	(Zip Code)

(602) 910-2617
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 17, 2013, Insys Therapeutics, Inc. (the “Company”) entered into a $15,000,000 revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., which includes a $500,000 letter of credit sublimit. Under the terms of the Credit Agreement, amounts outstanding bear interest at LIBOR plus 1.5% and the Credit Agreement is subject to a 35 basis point non-usage fee. Advances are subject to a borrowing base such that the maximum advances that may be outstanding under the Credit Agreement is limited to 80% of the book value of eligible accounts receivable. The Credit Agreement matures on September 30, 2014. On the effective date of the Credit Agreement, no amounts were outstanding and $11.2 million was available to borrow, taking into account the applicable borrowing base limitations.

The Credit Agreement contains covenants that limit the Company’s ability to, among other things, incur additional indebtedness, create or permit to exist liens, pay dividends or make other distributions relating to its common stock (including the repurchase of outstanding common stock). In addition, the Company is required to meet certain financial covenants, including (i) minimum cash liquidity (as defined in the Credit Agreement) equal to or greater than funded indebtedness and (ii) net income of at least $1.00 for any period of four consecutive fiscal quarters commencing with the quarter ending December 31, 2013.

The above description of the Credit Agreement is qualified by the full terms of the Credit Agreement, a copy of which is filed with this Form 8-K at Exhibit 10.1 and is incorporated by reference herein.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

In connection with the entry into the new Credit Agreement described above in Item 1.01 of this Form 8-K, the Company cancelled its previous $15,000,000 revolving credit facility with Bank of America, N.A., effective October 3, 2013.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above in this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Credit Agreement, dated as of October 17, 2013 between Insys Therapeutics, Inc. and JPMorgan Chase Bank, N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2013

INSYS THERAPEUTICS, INC.

/s/	Darryl Baker
By:	Darryl Baker
Chief Financial Officer

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